EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed on behalf of the undersigned with respect to the ownership of shares of Common Stock of Union Street Acquisition Corp.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 15, 2007.	UNION STREET CAPITAL MANAGEMENT, LLC

/s/ A. Clayton Perfall
	By:	A. Clayton Perfall

/s/ A. Clayton Perfall
A. Clayton Perfall

/s/ Anne Perfall
Anne Perfall

/s/ Brian H. Burke
Brian H. Burke

/s/ Matthew C. Fletchall
Matthew C. Fletchall

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)